UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)               March 7, 2006

INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware                                    000-31135                            04-3209022
(State or Other Jurisdiction               (Commission                           (IRS Employer
       of Incorporation)                           File Number)                          Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina            27703-8466
(Address of Principal Executive Offices)                                                     (Zip Code)

Registrant's telephone number, including area code          (919) 941-9777

_____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         On March 7, 2006, Inspire Pharmaceuticals, Inc. ("Inspire") and Barry G. Pea, the Company's former Executive Vice President, General Counsel and Secretary (the "Consultant") entered into a Consulting Agreement (the "Agreement"). Under the terms of the Agreement, the Consultant agreed to provide consulting and advisory services to Inspire in areas within his expertise and with regard to any matters in which he was involved while employed by Inspire. Inspire shall compensate the Consultant based upon a rate of Four Hundred Fifty Dollars ($450.00) per hour for services performed under the Agreement, which rate is subject to increase by the Consultant following March 7, 2007 by providing written notice to Inspire. Inspire shall reimburse the Consultant for his reasonable, documented out-of-pocket expenses incurred in performing services under the Agreement. During the consulting term, Inspire stock options granted to the Consultant pursuant to Inspire's 2005 Equity Compensation Plan shall continue to vest and shall remain exercisable and shall continue in effect in all respects. The term of the Agreement shall be from March 8, 2006 to March 7, 2007, and shall thereafter be automatically renewed annually until terminated by either party. Either party may terminate the Agreement at any time by providing at least thirty (30) days' prior written notice.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

No.            Description

10.1           Consulting Agreement dated as of March 7, 2006, by and between Inspire Pharmaceuticals, Inc. and Barry G. Pea

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By: /s/ Christy L. Shaffer
Christy L. Shaffer,
President and Chief Executive Officer

Dated: March 10, 2006

EXHIBIT INDEX

No.            Description

10.1           Consulting Agreement dated as of March 7, 2006, by and between Inspire Pharmaceuticals, Inc. and Barry G. Pea